Exhibit 99.01

DATE: July 27, 2005	CONTACTS:	Michael Kinney (media)
732-938-1031
or
Dennis Puma (investors)
732-938-1229
NJR REPORTS FISCAL YEAR-TO-DATE AND
THIRD-QUARTER EARNINGS PER SHARE
Fiscal 2005 year-to-date earnings increase 8 percent over last year
Earnings guidance for fiscal 2005 affirmed
Company on track for 14th consecutive year of earnings growth
WALL, N.J. – New Jersey Resources (NYSE: NJR) today reported an 8 percent increase in basic earnings per share for the nine months ended June 30, 2005, to $3.03, compared with $2.80 last year. On a diluted basis, earnings per share for the nine months ended June 30, 2005, increased to $2.97, compared with $2.74 last year. The increase in earnings for the nine-month period is attributable primarily to higher results at both NJR Energy Services (NJRES), NJR’s unregulated wholesale energy services subsidiary, and NJR Home Services (NJRHS), NJR’s unregulated appliance services subsidiary. Fiscal year-to-date earnings included a $.22 per basic share gain on the sale of a commercial office building and a charge of $.05 per basic share associated with an early retirement program for officers. Net of these items, NJR’s earnings were $79.2 million, or $2.87 per basic share and $2.81 per diluted share.
Fiscal third-quarter basic and diluted earnings per share increased to $.07, compared with $.06 last year. The increase in earnings for the 3-month period is attributable primarily to higher results at both New Jersey Natural Gas (NJNG), NJR’s principal subsidiary, and NJRHS.
“Focusing on our core energy business in New Jersey — coupled with our profitable energy services business – is the key to our consistently solid financial performance,” said Laurence M. Downes, chairman and CEO of NJR.
“Based on our results over the first nine months of the fiscal year and our earnings guidance, we expect to achieve our 14th consecutive year of earnings growth — a streak that we believe is the longest in our industry,” Downes added. “As always, the credit for today’s good news goes to our employees. Their dedication is what drives our ability to meet our commitment to all our stakeholders.”
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NJR REPORTS FISCAL YEAR-TO-DATE
AND THIRD-QUARTER EARNINGS PER SHARE

Financial and operating highlights included:
•	Higher Net Income and Basic Earnings per Share — For the nine months ended June 30, 2005, NJR earned $83.7 million, or $3.03 per basic share, compared with $77 million, or $2.80 per basic share, last year. Earnings for the 9-month period included a gain on the sale of a commercial office building of $.22 per basic share by NJR’s commercial real estate subsidiary, Commercial Realty and Resources (CR&R), and a charge of $.05 per basic share associated with a voluntary officer retirement program as part of an overall management restructuring plan for the organization. NJNG earned $57 million for the 9-month period ended June 30, 2005, compared with $58.2 million last year. This decrease was due primarily to NJNG’s share of the early retirement charge and the impact of lower customer usage per degree day. The company believes that the lower usage per degree day was due primarily to inconsistent weather patterns and the impact of higher wholesale natural gas prices. NJRES reported earnings of $18.7 million, compared with $17.8 million last year. The increase was due primarily to higher gross margin from its portfolio of storage and transportation capacity assets, as well as higher management fees. Gross margin for NJRES is defined as natural gas revenues and management fees less natural gas costs.

NJR earned $1.8 million, or $.07 per basic share, for the three months ended June 30, 2005, compared with $1.6 million, or $.06 per share, for the same period last year. These earnings primarily reflect improved quarterly results at NJNG and NJRHS.
•	Customer Growth — During the first nine months of the fiscal year, NJNG added approximately 1.3 billion cubic feet (Bcf) of throughput to new and existing customers, which is expected to generate about $3.9 million in annual gross margin. NJNG anticipates maintaining an annual customer growth rate of about 2.4 percent in fiscal 2005, adding approximately 1.8 Bcf of firm sales, which would represent about $5.5 million of annual gross margin. About one-third of the anticipated new customers are expected to convert from other fuels.

NJNG’s gross margin is defined as natural gas revenues less natural gas costs; sales tax; a Transitional Energy Facilities Assessment (TEFA), which is included in Energy and other taxes on the Consolidated Statements of Income; and regulatory rider expenses. Management believes that gross margin provides a more meaningful basis for evaluating utility operations than revenue since natural gas costs, sales tax, TEFA and regulatory rider expenses are passed through to customers, and therefore have no effect on gross margin. Natural gas costs are charged to operating expenses on the basis of therm sales at the prices approved by the New Jersey Board of Public Utilities through NJNG’s Basic Gas Supply Service (BGSS) tariff. The BGSS allows NJNG to recover natural gas costs. Sales tax is calculated at 6 percent of revenue and excludes sales to cogeneration facilities, other utilities, off-system sales and federal accounts. TEFA is calculated on a per-therm basis and excludes sales to cogeneration facilities, other utilities and off-system sales. Regulatory rider expenses are calculated on a per-therm basis. NJNG’s gross margin also includes benefits received by shareowners related to its incentive programs.
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NJR REPORTS FISCAL YEAR-TO-DATE
AND THIRD-QUARTER EARNINGS PER SHARE

•	Weather — For the nine months ended June 30, 2005, weather was 2.3 percent colder than normal and 2.7 percent colder than last year. Weather for the third quarter was normal and 31 percent colder than last year. “Normal” weather is based on 20-year average temperatures. The impact of the weather is significantly offset by NJNG’s weather-normalization clause, which is designed to smooth out year-to-year fluctuations on both NJNG’s gross margin and customers’ bills that may result from changing weather patterns. As a result of the colder-than-normal weather, NJNG deferred $2.1 million of gross margin for the nine months ended June 30, 2005, to be credited to customers in the future. Gross margin was negatively impacted by lower than expected usage per degree day. The company believes that this resulted primarily from inconsistent weather patterns experienced during the winter and the impact of higher wholesale natural gas prices.
•	Incentive Programs — During the first nine months of the fiscal year, NJNG’s gross margin-sharing incentive programs totaled 38.7 Bcf and $4.8 million of gross margin, compared with 37 Bcf and $4.8 million of gross margin for the same period last year. These incentive programs include off-system sales, capacity management, storage optimization and financial risk management programs. NJNG shares the gross margin earned from these incentive programs with customers and shareowners according to a margin-sharing formula in effect through October 2006. Since the establishment of these incentive programs in 1992, NJNG customers have saved nearly $260 million on their natural gas bills, or approximately 4 percent annually.
•	Wholesale Energy Services — NJRES earned $18.7 million during the first nine months of the fiscal year compared with $17.8 million last year. NJRES has developed a portfolio of storage and transportation capacity in the Northeast, Gulf Coast, Mid-Continent, Appalachia and Eastern Canada. These assets become more valuable when prices change between these areas and/or time periods. Gross margin from this portfolio is generally greater during the winter months, while the fixed costs of these assets are spread throughout the year. Therefore, consistent with this seasonality, a loss in the third and fourth fiscal quarters is anticipated. Accordingly, the results for the nine months are not indicative of the results for the fiscal year.

For the three months ended June 30, 2005, NJRES had a net loss of $3.3 million, compared with a loss of $2.7 million last year. The larger loss in the quarter reflects NJRES’ growing portfolio of capacity contracts, the increased amount of demand costs and interest expense associated with this storage and transportation portfolio. NJRES expects to contribute between 15 and 20 percent of NJR’s consolidated earnings in fiscal 2005.
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NJR REPORTS FISCAL YEAR-TO-DATE AND
THIRD-QUARTER EARNINGS PER SHARE

•	Stagecoach Storage Project — Shortly after the end of the third quarter, Inergy, L.P. entered into a definitive agreement to acquire the Stagecoach Storage Project (Stagecoach). Closing on the transaction is expected by the end of August 2005. This transaction would terminate NJRES’ existing marketing agreement with Stagecoach, including the related obligation of guaranteeing a certain level of revenue, and NJRES would recover all outstanding receivables. On July 8, 2005, NJRES entered into a Letter of Intent with Inergy, L.P. to provide services, including base gas, natural gas supplies and optimization of firm storage for the Stagecoach.
•	NJRHS and Other — This business segment consists of NJRHS, which provides service, sales and installation of appliances to nearly 140,000 customers; CR&R, which develops commercial real estate; and NJR Energy (NJRE), which consists primarily of a 5.53 percent equity investment in Iroquois Gas Transmission System, L.P.(Iroquois). Earnings for the nine months ended June 30, 2005, were $8 million, compared with $959,000 last year. Fiscal year-to-date earnings included a gain on the sale of a commercial office building of approximately $6 million, or $.22 per basic share. Net of this gain and this segment’s portion of the early retirement charge, earnings for the nine months increased to $2.6 million, compared with $959,000 last year. Earnings for the three months were $1.3 million, compared with $526,000 last year. The increase in both periods was due primarily to improved results at both NJRHS and NJRE.
•	Iroquois Investment Increased — In May 2005, NJR utilized its right of first refusal to invest $8.7 million to increase its equity interest in Iroquois from 3.28 percent to 5.53 percent. Iroquois is a 375-mile natural gas pipeline from the Canadian border to Long Island.
•	Share Repurchase Plan — NJR purchased 547,400 shares under the share repurchase plan in the nine months ended June 30, 2005. In January 2005, the NJR Board of Directors authorized an increase in the company’s share repurchase plan from 2 million to 2.5 million shares. The plan authorizes NJR to purchase its shares on the open market or in negotiated transactions, based on market and other conditions. Since the plan began in September 1996, NJR has invested $81 million to repurchase 2.2 million shares.
•	Operation and Maintenance Expenses — Consolidated operation and maintenance (O&M) expenses were $77.8 million for the nine months ended June 30, 2005, compared with $76.6 million last year. The increase was due primarily to costs associated with the early retirement program for officers. For the quarter, O&M expenses were $24.3 million versus $24.9 million last year.
Fiscal 2005 Earnings Guidance
Assuming normal weather, stable economic conditions and continued customer growth at NJNG and continued volatility in the wholesale natural gas markets at NJRES, and subject to the qualifications discussed below under “Forward-Looking Statements,” NJR estimates that earnings for fiscal 2005 will be in the $2.65–$2.75 per basic share range. This guidance excludes the gain on the sale of a commercial real estate building of $.22 per basic share and the charge of $.05 per basic share associated with the early retirement program.
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NJR REPORTS FISCAL YEAR-TO-DATE AND
THIRD-QUARTER EARNINGS PER SHARE

Webcast Information
NJR will host a live webcast to discuss the quarter’s financial results today at 1 p.m. EDT. To listen to the call, logon to NJR’s Web site, njliving.com, and select “Investor Relations,” then click just below the microphone on the right side of the Investor Relations home page.
About New Jersey Resources
New Jersey Resources (NYSE:NJR), a Fortune 1000 company and a member of the Forbes Platinum 400, provides reliable retail and wholesale energy services to customers in New Jersey and in states from the Gulf Coast to New England, and Canada. Its principal subsidiary, New Jersey Natural Gas, is one of the fastest-growing local distribution companies in the United States, serving more than 459,000 customers in central and northern New Jersey. Other major NJR subsidiaries include NJR Energy Services and NJR Home Services. NJR Energy Services is a leader in the unregulated energy services market, providing customer service and management of natural gas storage and capacity assets. NJR Home Services offers retail customers heating, air conditioning and appliance services. NJR’s progress is a tribute to the more than 5,000 dedicated employees who have shared their expertise and focus on quality through more than 50 years of serving customers and the community to make NJR a leader in the competitive energy marketplace. For more information, visit NJR’s Web site at njliving.com.
Forward-Looking Statements
This news release contains estimates and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other factors that could cause actual results, including gross margin, earnings and customer growth, to differ materially from the company’s expectations include, but are not limited to, weather, economic conditions and demographic changes in NJNG’s service territory, rate of customer growth, volatility of natural gas commodity prices, the impact of the company’s risk management efforts, including commercial and wholesale credit risks, the impact of regulation (including the regulation of rates), fluctuations in energy-related commodity prices, conversion activity, other marketing efforts, actual energy usage patterns of NJNG’s customers, the pace of deregulation of retail gas markets, access to adequate supplies of natural gas, the regulatory and pricing policies of federal and state regulatory agencies, changes due to legislation at the federal and state level, the disallowance of recovery of environmental remediation expenditures and other regulatory changes, the resolution of the Stagecoach matter, environmental and other litigation and other uncertainties. More detailed information about these factors is set forth in NJR’s filings with the Securities and Exchange Commission, including NJR’s Quarterly Report on Form 10-Q filed on May 6, 2005. NJR’s Form 10-Q is available at www.sec.gov. NJR does not, by including this paragraph, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.
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NJR REPORTS FISCAL YEAR-TO-DATE AND
THIRD-QUARTER EARNINGS PER SHARE

NEW JERSEY RESOURCES
CONSOLIDATED FINANCIAL RESULTS

(Unaudited)	Three Months Ended		Nine Months Ended
Thousands, except per share data	June 30,		June 30,
	2005	2004	2005	2004

Operating Revenues	$544,280	$438,503	$2,463,325	$2,119,210

Net Income	$1,835	$1,554	$83,702	$76,959

Earnings Per Common Share
Basic	$.07	$.06	$3.03	$2.80
Diluted	$.07	$.06	$2.97	$2.74

Average Shares Outstanding
Basic	27,468	27,588	27,616	27,469
Diluted	28,079	28,166	28,198	28,040
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NEW JERSEY RESOURCES
ADJUSTED NET INCOME AND EARNINGS PER SHARE RECONCILIATION
Provided below is a reconciliation of as reported and as adjusted information for Net Income and basic and diluted earnings per share. This reconciliation reflects the impact of a gain on the sale of a commercial office building and a charge related to an early retirement program for officers.
Management believes that this reconciliation is needed due to the unusual nature of the two items described above and that they are not indicative of core results. It also provides for a more consistent comparison for year-over-year results.

(Unaudited)	Nine Months Ended
(Thousands, except per share data)	June 30, 2005
	NJNG	NJRES	NJRHS and	Total
			Other

Net Income, as reported	$56,959	$18,692	$8,051	$83,702

Exclude:
Gain on sale of commercial office building, net of tax			(5,972)	(5,972)
Charge for early retirement program, net of tax	915	8	569	1,492

Net Income, as adjusted	$57,874	$18,700	$2,648	$79,222

Earnings per share basic, as reported				$3.03

Exclude:
Gain on sale of commercial office building, net of tax				(.22)
Charge for early retirement program, net of tax				.05

* Earnings per share basic, as adjusted				$2.87

Earnings per share diluted, as reported				$2.97

Exclude:
Gain on sale of commercial office building, net of tax				(.21)
Charge for early retirement program, net of tax				.05

Earnings per share diluted, as adjusted				$2.81

*	Amount does not foot due to rounding.

NEW JERSEY RESOURCES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
OPERATING REVENUES	$544,280	$438,503	$2,463,325	$2,119,210

OPERATING EXPENSES
Gas purchases	492,036	391,474	2,133,386	1,830,467
Operation and maintenance	24,298	24,947	77,834	76,603
Regulatory rider expenses	4,793	1,356	28,707	8,326
Depreciation and amortization	8,424	8,113	25,135	24,649
Energy and other taxes	8,878	7,541	50,489	44,828

Total operating expenses	538,429	433,431	2,315,551	1,984,873

OPERATING INCOME	5,851	5,072	147,774	134,337

Other income	1,659	1,054	4,823	2,985

Interest charges, net	4,897	3,648	14,968	10,992

INCOME BEFORE INCOME TAXES	2,613	2,478	137,629	126,330

Income tax provision	778	924	53,927	49,371

NET INCOME	$1,835	$1,554	$83,702	$76,959

EARNINGS PER COMMON SHARE
BASIC	$0.07	$0.06	$3.03	$2.80
DILUTED	$0.07	$0.06	$2.97	$2.74

DIVIDENDS PER COMMON SHARE	$0.340	$0.325	$1.02	$0.975

AVERAGE SHARES OUTSTANDING
BASIC	27,468	27,588	27,616	27,469
DILUTED	28,079	28,166	28,198	28,040

NEW JERSEY RESOURCES

	Three Months Ended		Nine Months Ended
(Unaudited)	June 30,		June 30,
(Thousands, except per share data)	2005	2004	2005	2004

Operating Revenues
New Jersey Natural Gas	$174,761	$159,406	$957,807	$811,247
NJR Energy Services	362,727	273,578	1,476,519	1,292,171
NJR Home Services and Other	6,816	5,544	29,072	15,864

Sub-total	544,304	438,528	2,463,398	2,119,282

Intercompany Eliminations	(24)	(25)	(73)	(72)

Total	$544,280	$438,503	$2,463,325	$2,119,210

Operating Income
New Jersey Natural Gas	$8,865	$8,911	$101,014	$101,583
NJR Energy Services	(4,926)	(4,593)	33,817	31,748
NJR Home Services and Other	1,912	754	12,943	1,006

Total	$5,851	$5,072	$147,774	$134,337

Net Income
New Jersey Natural Gas	$3,868	$3,773	$56,959	$58,156
NJR Energy Services	(3,314)	(2,745)	18,692	17,844
NJR Home Services and Other	1,281	526	8,051	959

Total	$1,835	$1,554	$83,702	$76,959

Throughput (Bcf)
NJNG, Core Customers	11.1	11.4	64.3	64.2
NJNG, Incentive Programs	10.1	10.3	38.7	37.0
NJRES Fuel Mgmt. and Wholesale Sales	49.6	43.4	202.2	213.6

Total	70.8	65.1	305.2	314.8

Common Stock Data
Yield at June 30	2.8%	3.1%	2.8%	3.1%
Market Price
High	$48.42	$42.00	$48.42	$42.00
Low	$42.63	$36.50	$40.54	$35.76
Close at June 30	$48.25	$41.58	$48.25	$41.58
Shares Out. at June 30	27,485	27,614	27,485	27,614
Market Cap. at June 30	$1,326,151	$1,148,190	$1,326,151	$1,148,190

NEW JERSEY NATURAL GAS

	Three Months Ended		Nine Months Ended
(Unaudited)	June 30,		June 30,
(Thousands, except customer & weather data)	2005	2004	2005	2004

Operating Revenues
Residential	$85,247	$72,309	$521,486	$455,811
Commercial, Industrial & Other	20,405	16,759	131,138	107,619
Firm Transportation	5,669	5,325	25,393	24,354

Total Firm Revenues	111,321	94,393	678,017	587,784
Interruptible	3,232	3,053	9,343	5,772

Total System Revenues	114,553	97,446	687,360	593,556

Incentive Programs	60,208	61,960	270,447	217,691

TOTAL REVENUES	$174,761	$159,406	$957,807	$811,247

Gross Margin and Operating Income
Residential	$25,188	$25,556	$134,510	$134,585
Commercial, Industrial & Other	4,798	4,689	25,621	25,455
Firm Transportation	4,660	4,667	19,465	20,698

Total Firm Margin	34,646	34,912	179,596	180,738
Interruptible	264	380	831	881

Total System Margin	34,910	35,292	180,427	181,619

Incentive Programs	799	1,088	4,807	4,792

TOTAL GROSS MARGIN	35,709	36,380	185,234	186,411

Operation and maintenance expense	17,964	18,809	57,461	58,626
Depreciation and amortization	8,243	7,946	24,547	24,148
Other taxes not reflected in gross margin	637	714	2,212	2,054

OPERATING INCOME	$8,865	$8,911	$101,014	$101,583

Throughput (Bcf)
Residential	6.2	5.8	40.6	41.1
Commercial, Industrial & Other	1.5	1.3	10.4	9.9
Firm Transportation	1.2	1.2	7.0	7.6

Total Firm Throughput	8.9	8.3	58.0	58.6
Interruptible	2.2	3.1	6.3	5.6

Total System Throughput	11.1	11.4	64.3	64.2

Incentive Programs	10.1	10.3	38.7	37.0

TOTAL THROUGHPUT	21.2	21.7	103.0	101.2

Customers
Residential	417,639	408,562	417,639	408,562
Commercial, Industrial & Other	29,234	27,937	29,234	27,937
Firm Transportation	14,622	15,345	14,622	15,345

Total Firm Customers	461,495	451,844	461,495	451,844
Interruptible	50	50	50	50

Total System Customers	461,545	451,894	461,545	451,894

Incentive Programs	36	31	36	31

TOTAL CUSTOMERS	461,581	451,925	461,581	451,925

NEW JERSEY NATURAL GAS

	Three Months Ended		Nine Months Ended
(Unaudited)	June 30,		June 30,
(Thousands, except customer & weather data)	2005	2004	2005	2004

Degree Days
Actual	584	446	4,911	4,786
Normal	584	565	4,803	4,813
Percent of Normal	100.0%	78.9%	102.2%	99.4%

NJR ENERGY SERVICES

Operating Revenues	$362,727	$273,578	$1,476,519	$1,292,171
Gas Purchases	365,136	276,151	1,435,740	1,255,229

Gross Margin	($2,409)	($2,573)	$40,779	$36,942

Operating Income	($4,926)	($4,593)	$33,817	$31,748

Net Income	($3,314)	($2,745)	$18,692	$17,844

Gas Sold and Managed (Bcf)	49.6	43.4	202.2	213.6

NJR HOME SERVICES AND OTHER

Operating Revenues	$6,816	$5,544	$29,072	$15,864

Operating Income	$1,912	$754	$12,943	$1,006

Net Income	$1,281	$526	$8,051	$959

Total Customers at June 30	144,463	141,817	144,463	141,817

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